EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President—
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK ANNOUNCES COMPLETION OF REDEMPTION
OF REMAINING $90 MILLION PRINCIPAL AMOUNT OF
11¼% SENIOR NOTES

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Company Expects Debt Refinancing to Result in

Lower Annualized Pre-Tax Interest Expense of Approximately $3.6 Million,

Yielding $0.35 Per Share Expected Annualized Earnings Benefit

Philadelphia, PA, April 18, 2007 — Mothers Work, Inc. (Nasdaq: MWRK) announced that today it completed the previously announced redemption of the remaining $90 million principal amount of its outstanding 11¼% Senior Notes.  The redemption was at a price of 105.625% of principal amount, plus accrued interest, pursuant to the optional redemption provisions of the Senior Notes.  As previously announced, the redemption was predominately funded through a $90 million senior secured Term Loan B due March 13, 2013 which was arranged by Bank of America Securities LLC.  As previously disclosed, the Company expects that the refinancing of the Senior Notes with the Term Loan will result in a decrease in annualized pre-tax interest expense of approximately $3.6 million, yielding an expected annualized increase to earnings per share of approximately $0.35 per share on an after-tax basis.

The Term Loan bears interest at a variable rate equal to the LIBOR rate plus 2.50% or, at the Company’s option, the prime rate of interest plus 1.0%.  Per the Term Loan agreement, beginning with the determination of the Company’s financial results for its full year fiscal 2007 (fiscal year ending September 30, 2007), the Company’s LIBOR-based borrowing rate under the Term Loan will decrease by 0.25%, to the LIBOR rate plus 2.25%, if the Company achieves a specified leverage ratio.  In order to mitigate the Company’s interest rate risk on these variable rate borrowings under the Term Loan, the Company recently agreed with Bank of America, N.A. to the economic terms of an interest rate swap agreement.  The interest rate swap agreement enables the Company to effectively convert a portion of the Term Loan (such portion initially set at $75,000,000 and declining thereafter) from a variable interest rate to a fixed interest rate of 7.50% (subject to reduction to 7.25% if the Company achieves the specified leverage ratio).  The Term

Loan can be prepaid at the Company’s option, in part or in whole, without any prepayment premium or penalty.

Also, as previously disclosed, the Company expects the redemption of the Senior Notes will result in a one-time “Loss on extinguishment of debt” of approximately $7.3 million on a pre-tax basis, consisting of the approximately $5.1 million cash redemption premium and approximately $2.2 million of non-cash expense from the write-off of unamortized deferred financing costs and debt issuance costs.  The Company expects this one-time charge will be approximately $0.72 per share on an after-tax basis, with such charge to be recognized in the Company’s fiscal third quarter.

Edward M. Krell, Executive Vice President — Chief Financial Officer of Mothers Work, noted, “We are very pleased with our highly successful Term Loan financing, which has enabled us to redeem the remaining $90 million principal amount of our 11¼% Senior Notes with significantly lower cost debt.  We believe this refinancing, and the resulting expected annualized benefit to earnings per share of approximately $0.35 per share, represents an important step in continuing to help increase shareholder value by reducing our ongoing use of cash for interest expense and providing us with a flexible debt structure whereby we can, at our option, utilize future cash flow to prepay debt without any prepayment premium or penalty.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of March 31, 2007, Mothers Work operates 1,616 maternity locations, including 795 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby! by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations, liquidity and financial condition and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.